Exhibit 99.1

Press Release	For Immediate Release

Contact: Investor Relations Redback Networks 408-750-5130 investor_relations@redback.com	Steve Schick (Media) Redback Networks 408-750-5096 schick@redback.com

REDBACK NETWORKS FILES PLAN TO CONCLUDE RESTRUCTURING

WITH OVERWHELMING CREDITOR SUPPORT

“Fast Track” Planned For Court Approval Of Pre-Packaged Reorganization;

Business as Usual for Serving Customers and Expanding Market

SAN JOSE, Calif., November 3, 2003 – Redback Networks Inc. (NASDAQ: RBAK), a leading provider of broadband networking systems, today announced that it has filed a voluntary pre-packaged plan of reorganization under chapter 11 of the U.S. Bankruptcy Code as the concluding step in its process of financial restructuring first announced in July 2003. In connection with Redback’s proposed out-of-court restructuring, an overwhelming majority of creditors and stockholders who voted, accepted the out-of-court plan, but Redback was unable to obtain the required quorum.

“Court approval of the prepackaged plan would remove existing debt of $467 million and reduce operating expenses by a third, greatly reducing the hurdles to reaching profitability, and easing concerns surrounding our balance sheet,” said Kevin DeNuccio, president and chief executive officer of Redback Networks. “As we already have the affirmative votes from a majority of creditors, we expect the pre-packaged reorganization to move quickly. We look forward to a swift completion of the restructuring process we announced in July.”

Business as Usual

During the period of reorganization, Redback expects its business operations to continue seamlessly and without interruption. In order to address ongoing capitalization needs, Redback has entered into a commitment letter for secured debt financing of up to $25M that would be used, if necessary to fund sales, marketing, product development and other expenses associated with business operations.

Last month, Redback reported its results for the third quarter 2003, showing that revenue had increased by 23 percent over the second quarter 2003 and 57 percent over the third quarter of 2002.

A Fast Process

Redback’s major creditors include noteholders of $467 million in outstanding debt. Since over 99.97 percent of the voting noteholders accepted the plan, Redback believes it has the approvals required to complete the reorganization and conclude the process very quickly, possibly in as few as 60 days. Redback’s minimum condition for the exchange offer was not satisfied.

This final step in the restructuring process comes at an opportune time, as the importance of DSL in the product portfolio of service providers is on the rise, and many major carriers around the world are currently contemplating their next-generation broadband DSL network architectures. By virtually eliminating existing debt and achieving a well-balanced financial model between revenue and expense, Redback will have the ability to more confidently address the long-term needs of existing and potential customers, and to participate fully in these new market growth opportunities.

About Redback Networks

Redback Networks Inc. enables carriers and service providers to build profitable next-generation broadband networks. The company’s User Intelligent Networks™ product portfolio includes the industry-leading SMS™ family of subscriber management systems, and the SmartEdge® Router and Service Gateway platforms, as well as a comprehensive User-to-Network operating system software, and a set of network provisioning and management software. Founded in 1996 and headquartered in San Jose, Calif., with sales and technical support centers located worldwide, Redback Networks maintains a growing and global customer base of more than 500 carriers and service providers, including major local exchange carriers (LECs), inter-exchange carriers (IXCs), PTTs and service providers.

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REDBACK and SmartEdge are trademarks registered at the U.S. Patent and Trademark Office and in other countries. SMS and User Intelligent Networks are trademarks or service marks of Redback Networks Inc. All other products or services mentioned are the trademark, service marks, registered trademarks or registered service marks of their respective owners.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, including but not limited to, those relating to Redback’s ability to complete the prepackaged plan of reorganization in a timely manner or at all, and the related effects on the company’s balance sheet and financial condition. All forward-looking statements included in this document are based upon information available to Redback as of the date hereof, and Redback assumes no obligation to update these statements. These forward-looking statements involve a number of risks and uncertainties, the outcome of which could materially and adversely affect Redback’s actual future results. These risks and other risks relating to Redback’s business are set forth in the documents filed by Redback’ with the Securities and Exchange Commission (SEC), specifically the most recent reports on Form 10-K, 10-Q, Form 8-K, Registration Statements on Form S-4 (File Nos. 333-107714 and 333-108170), and amendments thereto, and other reports filed from time to time with the SEC. In particular, while Redback has announced a prepackaged plan of reorganization and secured debt financing, there is no assurance it will complete these transactions.